   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                           MARYLAND                                                       13-1898974
               (State or other jurisdiction of                                (IRS Employer Identification No.)
                incorporation or organization)

                            ------------------------

                           ROBERT G. ULRICH, ESQUIRE
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                                2 PARAGON DRIVE
                           MONTVALE, NEW JERSEY 07645
                                 (201) 573-9700
 (Name, address, including zip code, and telephone number, including area code, of registrants' principal executive offices and agent for service)
                         ------------------------------

                                    COPY TO:

                            KENNETH W. ORCE, ESQUIRE
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000
                       ----------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                       AMOUNT TO BE       OFFERING PRICE        AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED (1)       PER UNIT (2)       PRICE(1)(2)(3)           FEES
Debt Securities of the Company....................
Debt Warrants of the Company......................
Common Stock, $1.00 par value per share, of the
  Company.........................................
Common Stock Warrants of the Company(4)...........
Preferred Stock, no par value per share, of the
  Company.........................................
Depositary Shares.................................
Total.............................................     $500,000,000            100%            $500,000,000          $151,516

(1) In U.S. dollars or the equivalent in foreign currency or currency units. If any Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $500,000,000 million to the Registrant.

(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.

(3) Exclusive of accrued interest or dividends, if any.

(4) There are being registered hereunder an indeterminate number of shares of Common Stock for which Common Stock Warrants may be exercised.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT WITH RESPECT TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATUTE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1997

                                  $500,000,000

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                                  COMMON STOCK

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                DEBT SECURITIES

                                      AND

                              SECURITIES WARRANTS

    The Great Atlantic & Pacific Tea Company, Inc. (the "Company") may offer, from time to time, in one or more series, its (i) shares of its Common Stock, par value $1.00 per share (the "Common Stock"), (ii) shares of its Preferred Stock, no par value per share (the "Preferred Stock"), (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) unsecured senior debt securities (the "Senior Debt Securities"), (v) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (vi) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), and (vii) warrants to purchase Debt Securities (the "Debt Warrants" and, together with the Common Stock Warrants, the "Securities Warrants"). The Common Stock, the Preferred Stock, the Depositary Shares, the Debt Securities and the Securities Warrants are collectively referred to herein as the "Securities."

    The Securities will have a maximum aggregate offering price of $500,000,000 (or the equivalent thereof in foreign currency or currency units) and will be offered on terms to be determined by market conditions at the time of sale.

    The Securities may be offered separately or together, in separate series, in amounts and at prices and on terms to be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addition, the specific terms of the Securities in respect of which this Prospectus is being delivered, and whether such Securities will be listed on a national securities exchange, will be set forth in an accompanying Prospectus Supplement.

    The Senior Debt Securities, if issued, will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, if issued, will be unsecured and subordinated to all present and future Senior Indebtedness (as such term will be defined in an accompanying Prospectus Supplement) of the Company. See "Description of Debt Securities."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

                            ------------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                         ------------------------------

                 The date of this Prospectus is         , 1997.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS OR AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE SECURITIES OR SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT.

    No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer, or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange and such material can also be inspected at the office of such exchange at 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities covered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities covered by this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended February 22, 1997; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 14, 1997; and (iii) Current Report on Form 8-K filed with the Commission on June 12, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Robert G. Ulrich, Esq., Senior Vice President and General Counsel, The Great Atlantic & Pacific Tea Company, Inc., 2 Paragon Drive, Montvale, New Jersey 07645, telephone number (201) 573-9700.

                                  THE COMPANY

    The Company has been engaged in the retail food business since 1859. Based on reported sales for fiscal 1996, the Company believes that as of the end of its 1996 fiscal year it was one of the ten largest retail food chains in the United States and that it had the largest market share in metropolitan New York and Detroit and the second largest in the Province of Ontario. As of the end of its 1996 fiscal year, the Company operated 973 stores averaging 31,400 square feet per store. In addition, in fiscal 1995 the Company began franchising certain stores in Canada under its Food Basics format, which focuses its appeal toward the more price conscious consumer. As of the end of its 1996 fiscal year, the Company had franchised 49 Food Basics stores in Canada.

    Operating under the trade names A&P, Super Fresh, Sav-A-Center, Farmer Jack, Kohl's, Food Emporium, Waldbaum's, Food Mart, Food Bazaar, Miracle Food Mart, Ultra Mart, Futurestore, Dominion, Compass Foods and, through its owned stores and under franchises, under the trade name Food Basics, the Company sells groceries, meats, fresh produce and other items commonly offered in supermarkets. In addition, many stores have bakery, delicatessen, pharmacy, floral, fresh fish and cheese departments. National, regional and local brands are sold as well as private label merchandise under brands which include America's Choice, Master Choice, Health Pride, Eight O'Clock, Bokar, Royale, Savings Plus and Jane Parker. In support of its retail operations, the Company also operates two coffee roasting plants, two bakeries and one delicatessen food kitchen. The products processed in these facilities are sold under the Company's own brand names. All products produced by A&P's food processing operations are sold in Company stores. A&P also sells its coffee products to unaffiliated retail outlets primarily outside of its marketing areas.

    Building upon a broad base of A&P supermarkets, the Company has expanded and diversified within the retail food business through the acquisition of other supermarket chains and the development of several alternative store types. The Company now operates its stores with merchandise, pricing and identities tailored to appeal to different segments of the market, including buyers seeking gourmet and ethnic foods, unusual produce, a wide variety of premium quality private label goods and health and beauty aids along with the array of traditional grocery products.

    As of May 1, 1997, the Company was 54.3% owned by Tengelmann
Warenhandelsgesellschaft, a general retailer headquartered in Germany which is one of the largest food retailers in Europe. The principal executive offices of the Company are located at 2 Paragon Drive, Montvale, New Jersey 07645, telephone (201) 573-9700.

                                USE OF PROCEEDS

    Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale or sales of the Securities will be used by the Company for general corporate purposes, which may include (without limitation) the reduction of outstanding indebtedness, working capital increases, capital expenditures and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

       THREE MONTHS ENDED                                               YEAR ENDED
--------------------------------  --------------------------------------------------------------------------------------
 JUNE 14, 1997    JUNE 15, 1996    FEBRUARY 22, 1997    FEBRUARY 24, 1996      FEBRUARY 25, 1995      FEBRUARY 26, 1994
  (16 WEEKS)       (16 WEEKS)         (52 WEEKS)           (52 WEEKS)             (52 WEEKS)             (52 WEEKS)
---------------  ---------------  -------------------  -------------------  -----------------------  -------------------
       1.72x            1.82x              1.77x                1.64x                      *                  1.06x

       THREE MO
---------------
 JUNE 14, 1997      FEBRUARY 27, 1993
  (16 WEEKS)           (52 WEEKS)
---------------  -----------------------
       1.72x                    *

------------------------

* Earnings for the years ended February 25, 1995 and February 27, 1993 were inadequate to cover fixed charges by $172 million and $129 million, respectively.

    In the calculation of the Company's ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and cumulative effect on prior years of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense, plus the portion of rental expense under leases which has been deemed by the Company to be representative of the interest factor.

                          DESCRIPTION OF COMMON STOCK

    The Company is authorized by its Articles of Restatement of the Certificate of Incorporation (the "Articles of Incorporation") to issue 80 million shares of its Common Stock with a par value of $1.00 per share. As of August 20, 1997, there were 38,248,966 shares of Common Stock outstanding held by approximately 8,300 holders of record, excluding holders whose shares of record are held by brokers.

GENERAL

    The holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Except in cases in which it is by statute, by the Articles of Incorporation or by the bylaws of the Company (the "Bylaws") otherwise provided, a majority of the votes cast is sufficient to elect and pass any measure. Amendments to the Articles of Incorporation, mergers, consolidations, share exchanges and the dissolution of the Company generally require the approval of two-thirds of the outstanding shares of Common Stock.

    There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock are not subject to further calls or assessments by the Company. In the event of liquidation, holders of Common Stock are entitled to share in the distribution of assets remaining after payment of debts, liquidation preference of any outstanding preferred stock, and expenses. The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. The outstanding shares of Common Stock and the shares of Common Stock to be distributed in connection with any offerings pursuant to this Prospectus will be fully paid and nonassessable when issued.

PREEMPTIVE RIGHTS

    The holders of Common Stock have preemptive rights to subscribe for and to purchase additional shares of stock of any class or classes of the Company, provided, however, that no preemptive right shall in any event accrue to any stockholder with respect to (1) shares issued for not less than their fair value in exchange for services or property other than money, (2) shares remaining unsubscribed after having been offered to stockholders, (3) treasury shares sold for not less than their fair value, (4) shares issued or issuable pursuant to articles of merger, (5) preferred shares without then present voting power with respect to the election of directors issued for not less than their fair value, and (6) shares issued and sold to the Company's officers or other employees or to the officers or other employees of any subsidiary of the Company upon such terms and conditions as are approved by the affirmative vote of a majority of all of the shares entitled to vote with respect thereto at a meeting duly called and held for such purpose. The determination of "fair value" fixed and recorded in a resolution of the Board of Directors authorizing the issuance of any such additional shares of stock, including the price or consideration for which such shares of stock are to be issued, shall be conclusive in the absence of fraud or gross disparity in such determination.

TRANSFER AGENT

    American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005 is the transfer agent and registrar for the Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized by the Articles of Incorporation to issue 3 million shares of its Preferred Stock without par value. No shares of Preferred Stock are currently outstanding.

GENERAL

    The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, the designations, preferences, rights, voting powers, restrictions, and qualifications of, the dividends on, the times and prices of redemptions of, and the conversion rights of the shares of such series as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other stock of the Company ranking junior to the Preferred Stock. Shares of Preferred Stock to be distributed in connection with any offerings pursuant to this Prospectus will be fully paid and nonassessable when issued and the holders of shares of any such Preferred Stock will not have any preemptive right to subscribe or purchase any new or additional issue of shares of stock of the Company. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

1.  The title and stated capital value of such Preferred Stock;

2. The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

3. The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

4. The date from which dividends on such Preferred Stock shall accumulate, if applicable;

5. The procedures for any auction and remarketing, if any, for such Preferred Stock;

6.  The provision for a sinking fund, if any, for such Preferred Stock;

7.  The provision for redemption, if applicable, of such Preferred Stock;

8.  Any listing of such Preferred Stock on any securities exchange;

9. The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

10. Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

11. A discussion of federal income tax considerations applicable to such Preferred Stock;

12. The voting rights of such Preferred Stock and the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

13. Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for shares of stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. the Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor

Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $100,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                         DESCRIPTION OF DEBT SECURITIES

    The Senior Debt Securities may be issued from time to time in one or more series under an indenture (the "Senior Indenture"), dated as of January 1, 1991, between the Company and The Chase Manhattan Bank (formerly Chemical Bank as successor by merger to Manufacturers Hanover Trust Company), as Trustee (the "Senior Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities may be issued from time to time in one or more series under an indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") between the Company and a trustee (the "Subordinated Trustee") and, together with the Senior Trustee, the "Trustees") to be identified in the related Prospectus Supplement a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain general provisions of the Indentures and the Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indentures, including the definitions therein of certain terms. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

    Neither Indenture limits the amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The Debt Securities may be issued from time to time in one or more series. The Senior Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and subordinated to all present and future Senior Indebtedness (as such term will be defined in an accompanying Prospectus Supplement) of the Company.

    Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate per annum, if any, at which the Offered Debt Securities will bear interest; (v) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any; (vi) any optional or mandatory sinking fund provisions;

(vii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions; (viii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Offered Debt Securities of the series will be issuable;
(ix) if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities of the series which will be payable upon declaration of acceleration of maturity thereof or provable in bankruptcy; (x) any Events of Default with respect to the Offered Debt Securities of a particular series, if not set forth in the applicable Indenture; (xi) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment is legal tender for payment of public or private debts; (xii) if the principal of (and premium, if any), or interest, if any, on the Offered Debt Securities of the series is to be payable, at the election of the Company or any holder thereof, in a coin or currency other than that in which the Offered Debt Securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiii) if such Offered Debt Securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of Holders of such Debt Securities under the applicable Indenture; (xiv) if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the Offered Debt Securities of the series may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Offered Debt Securities of the series are stated to be payable, the manner in which such amounts will be determined; and (xv) any additional restrictive covenants or other material terms relating to the Offered Debt Securities (which may not be inconsistent with the applicable Indenture).

    Unless otherwise indicated in the Prospectus Supplement relating thereto, principal, premium, if any, and interest, if any, will be payable and the Debt Securities will be transferable at the corporate trust office of the applicable Trustee. Unless other arrangements are made, principal, premium, if any, and interest will be paid by checks mailed to the Holders at their registered addresses.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Senior Indenture provides for Restricted Subsidiaries and Unrestricted Subsidiaries. The Subordinated Indenture has no provisions relating to Restricted Subsidiaries or Unrestricted Subsidiaries. Accordingly the following provisions apply only to the Senior Indenture and the Senior Debt Securities issuable thereunder.

    The various restrictive provisions of the Senior Indenture applicable to the Company and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Senior Indenture. Investments by the Company or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Senior Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. At the date of execution of the Senior Indenture and at the date of this Prospectus, all Subsidiaries of the Company were Restricted Subsidiaries. However, subject to compliance with the terms of the Senior Indenture, the Company has the right to change the designation of one or more of such Subsidiaries to Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary, of which at least 99% of the capital stock (except directors' qualifying shares) is owned by the Company and its other Wholly-owned Restricted Subsidiaries.

    A Restricted Subsidiary may not be designated an Unrestricted Subsidiary unless the Company and its Restricted Subsidiaries would thereafter be permitted to incur at least $1.00 of Secured Debt under the Senior Indenture.

    An Unrestricted Subsidiary may not be designated a Restricted Subsidiary if it has any Secured Debt or Attributable Debt unless immediately thereafter the Company and its Restricted Subsidiaries would be permitted to incur such debt under the terms of the Senior Indenture.

    "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

    "Principal Property" means all improved real property and improvements thereon owned by the Company or a Restricted Subsidiary (including, without limitation, any store, warehouse, service center, shopping center or distribution center wherever located), and in each case having a book value (determined by reference to the latest available quarterly or annual consolidated balance sheet of the Company) equal to at least 1% of Consolidated Net Tangible Assets at the date of such balance sheet. A Principal Property is treated as having been "acquired" on the date the Principal Property is placed in operation by the Company or a Restricted Subsidiary after the later of (a) its acquisition from a third party, including an Unrestricted Subsidiary, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling or expansion (whether or not constituting a Principal Property prior to such reconstruction, renovation, remodeling or expansion). The Board of Directors shall have the power to determine in good faith (which determination, reasonably made in good faith, shall be final, conclusive and binding on all parties) whether and when a Principal Property has been "acquired" for purposes of the foregoing sentence. At the present time, there are only a few Principal Properties of the Company and its Restricted Subsidiaries.

RESTRICTIONS UPON SECURED DEBT

    The Senior Indenture restricts the incurrence of Secured Debt by the Company. The Subordinated Indenture does not restrict the incurrence of secured debt of any kind by the Company. Accordingly, the following provisions apply only to the Senior Indenture and the Senior Debt Securities issuable thereunder.

    Neither the Company nor a Restricted Subsidiary is permitted to create, issue, incur, assume or guarantee any Secured Debt without equally and ratably securing the Senior Debt Securities. This restriction does not apply to certain permitted encumbrances described in the Senior Indenture, including purchase money mortgages, encumbrances existing on property at the time it is acquired by the Company or a Restricted Subsidiary or created within 18 months of the date of such acquisition, conditional sales and similar agreements and the extension, renewal or refunding of any of the foregoing. The Senior Indenture also permits other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions (excluding, among certain others, Sale and Leaseback Transactions entered into in respect of property acquired by the Company or a Restricted Subsidiary not more than 18 months prior to the date such Sale and Leaseback Transaction is entered into) incurred or entered into, as the case may be, after the date of the Senior Indenture, would not at the time exceed 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

    "Capital Lease" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

    "Consolidated Net Tangible Assets" means (a) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom, without duplication, the sum of (i) all liabilities and liability items which under generally accepted accounting principals would be included on such balance sheet, except Funded Debt, liabilities in respect of Capital Leases (other than the current portion thereof), capital stock and surplus, surplus reserves and provisions for deferred income taxes and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet, less (b) the amount which would be so included on such consolidated balance sheet for Investments (less applicable reserves) (i) in Unrestricted Subsidiaries or (ii) in corporations while they were Unrestricted Subsidiaries but which at the time of computation are not Subsidiaries of the Company.

    "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding
(i) indebtedness for which money in satisfaction thereof has been deposited in trust, (ii) certain guarantees arising in the ordinary course of business, and
(iii) liabilities resulting from capitalization of lease rentals.

    "Secured Debt" means indebtedness for money borrowed which is secured by a Mortgage on a Principal Property of the Company or any Restricted Subsidiary. A pledge of the stock of a Subsidiary shall not be deemed to create a Mortgage on the property of such Subsidiary.

RESTRICTIONS UPON SALES WITH LEASES BACK

    The Senior Indenture restricts Sale and Leaseback Transactions by the Company. The Subordinated Indenture does not restrict sale and leaseback transactions of any kind by the Company. Accordingly, the following provisions apply only to the Senior Indenture and the Senior Debt Securities issuable thereunder.

    Under the Senior Indenture the Company is not permitted, and may not permit a Restricted Subsidiary, to sell (except to the Company and/or one or more Wholly-owned Restricted Subsidiaries) any Principal Property owned by the Company or a Restricted Subsidiary with the intention that the Company or any Restricted Subsidiaries take back a lease thereof, except a lease for a period, including renewals, of not more than 36 months by the end of which period it is intended that the use of such Principal Property by the lessee will be discontinued, except (i) where the Company would be entitled under the covenant entitled "Restrictions Upon Secured Debt" above to incur additional Secured Debt not otherwise specifically permitted by the Senior Indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction, (ii) where the Sale and Leaseback Transaction is entered into in respect of property acquired by the Company or a Restricted Subsidiary within 18 months of such acquisition, or (iii) where the Company within 180 days of entering into the Sale and Leaseback Transaction (or, in the case of (ii) below, within six months thereafter pursuant to a bona fide commitment to acquire a Principal Property entered into within such 180-day period) applies an amount equal to the lesser of (a) the net proceeds (net of all costs, fees, expenses, taxes and indemnities payable as a result thereof) of the sale of the property leased pursuant to such Transaction or (b) the fair market value of the property so leased to (i) the retirement of secured debt of the Company or any Restricted Subsidiaries, or Senior Debt Securities or (ii) the acquisition of one or more Principal Properties (other than the Principal Property involved in such sale).

RESTRICTIONS UPON MERGER AND SALE OF ASSETS

    The Senior Indenture provides that no merger of the Company with or sale of the Company's property substantially as an entirety to any other corporation shall be made if, as a result, properties or assets of the Company would become subject to a mortgage or lien which would not be permitted by the Senior Indenture, unless the Senior Debt Securities shall be equally and ratably secured with such obligations. Each Indenture provides that any successor entity must be a corporation organized in the United States, shall expressly assume the due and punctual payment of the principal (and premium, if any) and interest on the Debt Securities and, immediately after giving effect to a merger or consolidation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

MODIFICATION OF THE INDENTURE

    Each Indenture and the rights of the respective Holders may be modified by the Company only with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series under the respective Indenture affected by the modification (taken together as one class); but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of Holders to institute suit for payment or reducing the percentage required for modification will be effective against any Holder without his consent.

EVENTS OF DEFAULT

    Each Indenture defines an Event of Default with respect to the Debt Securities of any series as being any one of the following events: (a) default for 30 days in any payment of interest on that series when due, (b) default in any payment of principal on that series when due, (c) default in the deposit of any sinking fund payment when due, (d) default for 60 days after appropriate notice in the performance of any other covenant in the Debt Securities or the applicable Indenture, (e) certain events in bankruptcy, insolvency or reorganization, or (f) certain events of default resulting in the acceleration of the maturity of the related indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures (including each Indenture) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness for money borrowed (including Debt Securities of any series) of the Company. In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) and the accrued interest thereon, if any, to be due and payable. Any Event of Default with respect to the Debt Securities of any series which has been cured may be waived by the Holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding.

    Each Indenture requires the Company to file annually with the Trustee a written statement signed by two officers of the Company as to the absence of certain defaults under the terms of such Indenture. Each Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the Holders to do so.

    Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, each Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of Holders unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, each Indenture provides that the Holders of a majority in principal amount of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

DEFEASANCE AND DISCHARGE

    The terms of each Indenture provide the Company with the option to be discharged from any and all obligations in respect of the Debt Securities issued thereunder (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations (as defined), or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Debt Securities and the Indenture governing such Debt Securities. Such option may only be exercised if the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders.

DEFEASANCE OF CERTAIN COVENANTS

    The terms of the Senior Debt Securities provide the Company with the option to omit to comply with the covenants described under the headings "Restricted and Unrestricted Subsidiaries", "Restrictions Upon Secured Debt" and "Restrictions Upon Sales with Leases Back" above. The Company, in order to exercise such option, will be required to deposit with the Trustee money or U.S. Government Obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on any mandatory sinking fund payments in respect of the Senior Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Senior Indenture and such Senior Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes.

    The Prospectus Supplement may further describe the provisions, if any, of any particular series of Offered Debt Securities permitting a discharge or such an omission to comply with certain covenants.

SENIOR TRUSTEE'S RELATIONSHIP WITH THE COMPANY

    The Senior Trustee acts as a depositary of funds of, extends lines of credit to, and performs other services for the Company in the normal course of its business.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement and registered in the name of the Depository or a nominee for the Depository. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository and except in the circumstances, if any, described in the applicable Prospectus Supplement.

    The Company expects that the following provisions will apply to depository arrangements with respect to any portion of a series of Debt Securities to be represented by a Global Security. Any additional specific terms of the depository arrangement will be described in the applicable Prospectus Supplement.

    Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions ("Participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interest through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

    The Depository may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or any owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made by the Company to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

    The Company expects that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names", and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Unless otherwise specified in the applicable Prospectus Supplement, a Global Security of any series will be exchangeable for certificated Debt Securities of the same series only if (i) the Depository for such Global Securities notifies the Company that it is unwilling or unable to continue as Depository or such Depository ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor Depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company in its sole discretion determines that such Global Securities shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of such series. Upon any such exchange, owners of beneficial interests in such Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and terms equal in principal amount to such beneficial interests, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by such Depository's relevant Participants (as identified by such Depository) to the Trustee.

    The following is based on information furnished to the Company:

    In the event that the Depository Trust Company ("DTC") acts as Depository for the Global Securities of any series, such Global Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued with respect to each $200 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co.

will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debt Securities, DTC's records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the beneficial owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners of Debt Securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    To the extent that any Debt Securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Direct Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to the Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered as described above.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities or Common Stock. Securities Warrants may be issued independently or together with Debt Securities or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreements and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable:

        (i) the offering price;

        (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

       (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security;

       (iv) the date, if any, on and after which such Securities Warrants and any related series of Debt Securities will be transferable separately;

        (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise;

        (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

       (vii) whether the Securities Warrants will be issued in registered or bearer form;

      (viii) any special United States Federal income tax consequences;

       (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and

        (x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and the exercise price; (iii) the designation and terms of the series of Debt Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Debt Security; (iv) the date, if any, on and after which such Securities Warrants and any related series of Debt Securities or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; (vii) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (viii) any other terms of such Securities Warrants.

    Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the applicable Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Common Stock, holders of such Securities Warrants will not have any rights of holders of such Common Stock, including the right to receive payments of dividends, if any, on such Common Stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the applicable Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price in cash or by certified or official bank check, subject to the receipt within five (5) business days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the applicable Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENTS

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the applicable Securities Warrants.

WARRANT ADJUSTMENTS

    The applicable Prospectus Supplement will specify the manner, if any, in which the exercise price of, and the number or amount of securities covered by, a Common Stock Warrant are subject to adjustment in certain circumstances.

                       MARYLAND ANTI-TAKEOVER PROVISIONS

    As of May 1, 1997, the Company was 54.3% owned by Tengelmann
Warenhandelsgesellschaft ("Tengelmann"), a general retailer headquartered in Germany. Tengelmann established its majority ownership position in the Company prior to the enactment of the following legislation.

    MARYLAND FAIR PRICE PROVISIONS. The Maryland "fair price" statute may discourage persons or entities from attempting to gain control of a corporation. This law imposes certain statutory requirements with respect to "business combinations," such as mergers and other similar transactions and specified transfers of assets and securities, when such transactions are between a company and an "interested stockholder" or an affiliate of an "interested stockholder" (one who owns beneficially, directly or indirectly, 10% or more of the outstanding voting stock of the corporation or an affiliate or associate of such beneficial owner who was such a 10% holder at any time in the last two years).

    Under the Maryland "fair price" statute, business combinations, including a second-stage merger transaction, with an "interested stockholder" may not be consummated for a period of five years following the most recent date on which the "interested stockholder" becomes an "interested stockholder." After this five-year period, unless certain value and other standards are met (in the case of the merger-type second-stage transaction) or an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an "interested stockholder" unless recommended by the board of directors of the corporation, and approved by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by the holders of the voting stock held by stockholders other than the "interested stockholder." A business combination with an "interested stockholder" which is approved by the board of directors of a Maryland corporation at any time before an "interested stockholder" first becomes an "interested stockholder" is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting stock and 66 2/3% of the votes entitled to be cast by the holders of the voting stock other than the "interested stockholders." Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an "interested stockholder" on the date of the stockholder vote. The Company has not adopted any such amendment to its Articles of Incorporation.

    MARYLAND CONTROL SHARE ACQUISITION PROVISION. Maryland law imposes limitations on voting rights in a "control share acquisition." The Maryland statute defines "control shares" as shares representing between 20% and 33- 1/3%, 33- 1/3% and 50%, and 50% or higher of the outstanding shares, and requires a two-thirds stockholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person gives a written undertaking to pay the corporation's expenses of the special meeting. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a stockholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement" is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority stockholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter or by-law provision is adopted for such purpose prior to the control share acquisition. There are no such provisions in the Articles of Incorporation or Bylaws of the Company.

    Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained herein is not intended to be complete.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities (i) through underwriters or dealers;
(ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to any offering of Securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution by the Company to payments they may be required to make in respect thereof.

    Certain of the underwriters, agents or dealers and their associates may perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 22, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee...............................  $ 151,516
Cost of Printing..................................................................     40,000
Independent Auditors' Fees and Expenses...........................................     15,000
Legal Services and Expenses (including Blue Sky fees and expenses)................     50,000
Miscellaneous.....................................................................     43,484
                                                                                    ---------
  Total...........................................................................  $ 300,000
                                                                                    ---------
                                                                                    ---------

    Other than the Securities and Exchange Commission Registration Fee, all amounts set forth above are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE COMPANY

    Under the Article entitled "Corporations and Associations" of the Annotated Code of the State of Maryland, Section 2-418, the Company is empowered to indemnify directors, officers, agents and employees, to purchase and maintain liability insurance on behalf of such persons and to create other and further rights of indemnification by by-law or otherwise. The present indemnification provisions (Article VII, Section 6) of the Company's by-laws expressly provide indemnification for officers and directors of the Company and its subsidiary companies. The indemnification provisions apply to both civil and criminal actions and permit indemnification against expenses (including attorneys' fees), judgments, fines, costs and amounts paid in settlement actually and reasonably incurred if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal proceedings, if he had no reason to believe his conduct was unlawful.

THE REGISTRANTS

    Reference is made to the Forms of Underwriting Agreements, to be filed as Exhibits 1.1 and 1.2 hereto, which contain provisions for indemnification of each of the registrants, their directors, officers and any controlling persons, by the Underwriters against certain liabilities for information furnished by the Underwriters.

    For a statement of the registrants' undertakings with respect to indemnification of directors and officers, see Item 17 below.

                               ITEM 16. EXHIBITS.

       1 *    --      Form of Underwriting Agreement between the Company and the Underwriter(s)
      4.1     --      Indenture, dated as of January 1, 1991, between the Company and The Chase
                      Manhattan Bank (formerly known as Chemical Bank, as successor by merger to
                      Manufacturers Hanover Trust Company) (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated as of January 1, 1991, File No. 1-4141).
      4.2*    --      Authorizing Resolutions relating to the Senior Debt Securities.
      4.3**    --     Form of Subordinated Indenture to be entered into between the Company and the
                      Subordinated Trustee.
      4.4*    --      Authorizing Resolutions relating to the Subordinated Debt Securities.
      4.5*    --      Warrant Agreement between the Company and the Warrant Agent.
      4.6*    --      Deposit Agreement among the Company, the Depositary and holders from time to time of the Depositary Shares.
       5 *    --      Opinion of Cahill Gordon & Reindel.
      12 *    --      Computation of ratio of earnings to fixed charges of the Company.
     23.1**    --     Consent of Deloitte & Touche LLP.
     23.2*    --      Consent of Cahill Gordon & Reindel.
      24 **    --     Power of Attorney (included on page II-3).
     25.1*    --      Statement of eligibility of Senior Trustee on Form T-1.
     25.2**    --     Statement of eligibility of Subordinated Trustee on Form T-1.

------------------------

* To be filed either by amendment or as an exhibit to an Exchange Act Report of the Company and incorporated herein by reference.

**  Filed herewith.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered herein which remain unsold at the termination of the offering.

    (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of New York, State of New York on the 23rd day of September, 1997.

                                THE GREAT ATLANTIC AND PACIFIC TEA COMPANY,
                                INC.

                                By:               /s/ FRED CORRADO
                                     ------------------------------------------
                                                    Fred Corrado
                                             VICE CHAIRMAN OF THE BOARD
                                            AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Fred Corrado and R. Terrence Galvin and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
        /s/ JAMES WOOD            Co-Chief Executive
------------------------------    Officer                   September 23, 1997
          James Wood              (Principal Executive
                                  Officer)

                                President, Co-Chief
   /s/ CHRISTIAN W.E. HAUB        Executive Officer and
------------------------------    Director (Principal       September 23, 1997
     Christian W.E. Haub          Executive Officer)

                                Vice Chairman of the Board
       /s/ FRED CORRADO           and Chief Financial
------------------------------    Officer (Principal        September 23, 1997
         Fred Corrado             Financial Officer)

  /s/ JOHN D. BARLINE, ESQ.
------------------------------  Director                    September 23, 1997
    John D. Barline, Esq.

   /s/ ROSEMARIE BAUMEISTER
------------------------------  Director                    September 23, 1997
     Rosemarie Baumeister

   /s/ CHRISTOPHER F. EDLEY
------------------------------  Director                    September 23, 1997
     Christopher F. Edley

        /s/ HELGA HAUB
------------------------------  Director                    September 23, 1997
          Helga Haub

      /s/ BARBARA BARNES
         HAUPTFUHRER
------------------------------  Director                    September 23, 1997
  Barbara Barnes Hauptfuhrer

    /s/ WILLIAM A. LIFFERS
------------------------------  Director                    September 23, 1997
      William A. Liffers

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director
         Fritz Teelen

  /s/ ROBERT L. "SAM" WETZEL
------------------------------  Director                    September 23, 1997
    Robert L. "Sam" Wetzel

      /s/ KENNETH A. UHL        Vice President and
------------------------------    Controller (Principal     September 23, 1997
        Kenneth A. Uhl            Accounting Officer)

                                 EXHIBIT INDEX

       1 *    --      Form of Underwriting Agreement between the Company and the Underwriter(s).
      4.1     --      Indenture, dated as of January 1, 1991, between the Company and The Chase
                      Manhattan Bank (formerly known as Chemical Bank, as successor by merger to
                      Manufacturers Hanover Trust Company) (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated as of January 1, 1991, File No. 1-4141).
      4.2*    --      Authorizing Resolutions relating to the Senior Debt Securities.
      4.3**    --     Form of Subordinated Indenture to be entered into between the Company and the
                      Subordinated Trustee.
      4.4*    --      Authorizing Resolutions relating to the Subordinated Debt Securities.
      4.5*    --      Warrant Agreement between the Company and the Warrant Agent.
      4.6*    --      Deposit Agreement among the Company, the Depositary and holders from time to time of the Depositary Shares.
       5 *    --      Opinion of Cahill Gordon & Reindel.
      12 *    --      Computation of ratio of earnings to fixed charges of the Company.
     23.1**    --     Consent of Deloitte & Touche LLP.
     23.2*    --      Consent of Cahill Gordon & Reindel.
      24 **    --     Power of Attorney (included on page II-5).
     25.1*    --      Statement of eligibility of Senior Trustee on Form T-1.
     25.2*    --      Statement of eligibility of Subordinated Trustee on Form T-1.

------------------------

* To be filed either by amendment or as an exhibit to an Exchange Act Report of the Company and incorporated herein by reference.

**  Filed herewith.